Exhibit 99.1

News Release

Weatherford Prices Private Offering of $600 Million of Senior Notes

Baar, Switzerland, February 21, 2018 – Weatherford International plc (NYSE: WFT) (the “Company” or “Weatherford”) announced today the pricing of a private offering (the “Offering”) of $600 million aggregate principal amount of its 9.875% senior notes due 2025 (the “Notes”) at 99.34% of par to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in accordance with Regulation S under the Securities Act. The Notes will be senior, unsecured obligations of Weatherford International, LLC, a Delaware limited liability company and an indirect, wholly owned subsidiary of the Company. The Notes will be fully and unconditionally guaranteed, on a senior, unsecured basis, by the Company and by Weatherford International Ltd., a Bermuda exempted company and an indirect, wholly owned subsidiary of the Company. The Offering is expected to close February 28, 2018, subject to customary closing conditions.

The purpose of the Offering is to repay in full the Company’s 6.00% senior notes due March 2018 (the “2018 Notes”), to fund a tender offer (the “Tender Offer”) to purchase for cash any and all of the Company’s 9.625% senior notes due 2019 (the “2019 Notes”) and for debt repayment.

The Notes will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described above, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.
ABOUT WEATHERFORD INTERNATIONAL PLC
Weatherford is one of the largest multinational oilfield service companies providing innovative solutions, technology and services to the oil and gas industry. The Company operates in approximately 90 countries and has a network of approximately 880 locations, including manufacturing, service, research and development, and training facilities and employs approximately 29,200 people.

FORWARD-LOOKING STATEMENTS
This press release includes forward-looking statements, including, but not limited to, those related to the Offering and the use of proceeds therefrom, including the repayment of the 2018 Notes and the Tender Offer. These forward-looking statements are generally identified by the words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “may,” “should,” “could,” “will,” “would,” and “will be,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are subject to significant risks, assumptions and uncertainties. Known material factors that could cause the Company’s actual results to differ materially from the results contemplated by such forward-looking statements are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and those risk factors set forth from time-to-time in other filings with the Securities and Exchange Commission. Weatherford undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required under federal securities laws.

Investor Contacts:

Christoph Bausch	+1.713.836.4615
Executive Vice President and Chief Financial Officer

Karen David-Green	+1.713.836.7430
Vice President – Investor Relations, Marketing and Communications